Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated July 25, 2011, with respect to the consolidated financial statements of Equitrac Corporation and Subsidiaries as of February 28, 2011 and for the year then ended included in this Current Report on Form 8-K/A of Nuance Communications, Inc. dated August 26, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Nuance Communications, Inc. on Forms S-3 (File No. 333-142182, effective April 18, 2007, File No. 333-100648, effective February 7, 2003, and File No. 333-61862, effective August 10, 2001) and on Forms S-8 (File No. 333-157579, effective February 27, 2009, File No. 333-151088, effective May 22, 2008, File No. 333-151087, effective May 22, 2008, File No. 333-153911, effective October 8, 2008, File No. 333-148684, effective January 15, 2008, File No. 333-145971, effective September 11, 2007, File No. 333-143465, effective June 1, 2007, File No. 333-142183, effective April 18, 2007, 333-141819 effective April 2, 2007, File No. 333-134687, effective June 2, 2006, File No. 333-128396, effective September 16, 2005, File No. 333-124856, effective May 12, 2005, File No. 333-122718, effective February 11, 2005, File No. 333-108767, effective September 12, 2003, File No. 333-99729, effective September 18, 2002, File No. 333-75406, effective December 18, 2001, File No. 333-49656, effective November 9, 2000, File No. 333-33464, effective March 29, 2000, File No. 333-30518, effective February 16, 2000, File No. 333-74343, effective March 12, 1999, File No. 333-45425, effective February 2, 1998, and File No. 333-04131, effective February 26, 1997).
/s/ GRANT THORNTON LLP
Fort Lauderdale, Florida
August 23, 2011